Exhibit 99.1

CTPartners Executive Search Inc. Acquires Australian Based Johnson Executive Search
NEW YORK--(BUSINESS WIRE)--Mar. 3, 2014-- CTPartners Executive Search Inc. (NYSE MKT:CTP), a leading executive search firm, today announced that it has acquired Johnson Executive Search, the leading independent executive search firm based in Sydney, Australia. On January 16, 2014, the Company announced it had signed a Letter of Intent (LOI) to acquire Johnson. The firm works with leading clients in the Financial Services, Legal and Professional Services, Technology and Communications, Consumer and Industrial sectors. Over its nine years, Johnson has worked with over 25 percent of the ASX100 companies. Following the close of transaction, Johnson’s six executive search consultants will increase the Company’s consultants to 134.
“Acquiring Johnson further establishes our geographic footprint in the Asia Pacific region, an area that is anticipated to experience accelerated growth over the coming years,” said Brian Sullivan, CEO of CTPartners. “Its senior partners have experience and expertise working with some of Asia’s leading companies, so their presence will strengthen our ability to provide clients with quality service and results on a global scale. In addition to its strategic value Johnson will be accretive to earnings in 2014.”
About CTPartners
CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.
With origins dating back to 1980, CTPartners serves clients with a global organization of more than 400 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries. Headquartered in New York, CTPartners has 27 offices in 17 countries.
www.ctnet.com

Source: CTPartners Executive Search Inc.
CTPartners
Jennifer Silver, 617-316-5527
jsilver@ctnet.com
or
Investors
EVC Group
Michael Polyviou/Robert Jones, 212-850-6020
mpolyviou@evcgroup.com